Exhibit 16.1

May 2, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Heritage Distilling Holding Company, Inc. under Item 4.01 of its Form 8-K dated April 30, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Heritage Distilling Holding Company, Inc. contained therein.
Very truly yours,
/s/ Marcum LLP
Marcum LLP